Ex 10.162.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment (this “Amendment”) to Executive Employment Agreement (the “Agreement”) dated as of the 21st day of April, 2014, by and between Endo Health Solutions Inc. (the “Company”), a wholly-owned subsidiary of Endo International plc (“Endo”) and Susan Hall (the “Executive”) is effective as of April 22, 2014 (“Amendment Effective Date”). The Company and the Executive may be referred to herein individually as a “Party” or collectively as the “Parties.” All terms not defined herein shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Parties entered into the Agreement to document the terms of the Executive’s employment with the Company as its Executive Vice President, Chief Scientific Officer and Global Head of Research & Development and Quality; and

WHEREAS, the Parties desire to amend the Agreement to correct an administrative error.

NOW, THEREFORE, in consideration of the respective agreements of the Parties contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.	The Agreement is hereby amended by deleting original Section 5(e) and replacing it with new Section 5(e) which shall read as follows:
(e)    Tax Equalization. The Company agrees to tax equalize Executive in respect of Executive’s monetary remuneration under this Agreement, including Base Salary, all payments and benefits provided under incentive plans and other employee benefit plans, vacation pay, relocation reimbursements, severance pay, tax equalization payments and any other forms of compensation provided pursuant to this Agreement. Under this tax equalization arrangement, Executive will engage a professional accounting firm reasonably acceptable to the Company with offices in both Ireland and the U.S., the reasonable fees for which shall be paid for by the Company, to prepare notional Irish and U.S. (including Tennessee) tax returns in order to determine, for any particular calendar year, the total Irish and U.S. (and Tennessee) income tax paid or payable in respect of Executive’s monetary remuneration under this Agreement, inclusive of any applicable foreign tax credits which Executive may be legally entitled to claim in the U.S. in respect of taxes paid or payable in Ireland in that period (the “Ireland/U.S. Calculation”). To the extent that the amount of tax paid or payable under the Ireland/U.S. Calculation for any applicable taxation year exceeds that amount which is paid or payable as income taxes under the U.S. tax calculation, the Company will pay to Executive, as soon as reasonably practicable following such determination, the difference, plus the appropriate gross-up to the extent that such equalization payment itself may be subject to tax in Ireland and/or the

Ex 10.162.1

U.S. Such amounts shall each be paid in a lump-sum payment within thirty (30) days of the determination of the applicable amount, and in no event later than April 15th of the calendar year following the year after Executive remitted, or, if earlier, was required to remit, the related taxes. The overall intent of this provision is that Executive shall be in no better position with respect to taxation and shall, on an after-tax basis reflecting both Irish and U.S. (and Tennessee) taxes paid and payable and any adjustments paid or payable pursuant to this section, receive the same amount of money that Executive would have received had Executive earned such income entirely in and as a permanent resident of Tennessee, but there shall be no adjustment to reflect fluctuating monetary exchange rates. Executive will be responsible for compliance with all applicable tax laws and regulations and for the payment of all income taxes, property taxes, custom duties, fees, licenses, and other taxes imposed on Executive by any authorities in Ireland, the U.S. or elsewhere.

2.	Except as expressly amended or otherwise modified hereby, all of the terms, conditions and provisions of the Agreement shall remain in full force and effect.

Ex 10.162.1

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Amendment Effective Date.

ENDO HEALTH SOLUTIONS INC.

By:	/S/ RAJIV DE SILVA
	Name:	Rajiv De Silva
	Title:	President & CEO

EXECUTIVE

By:	/S/ SUSAN HALL
Susan Hall